Exhibit 10.11

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

MASTER SERVICES AGREEMENT

between

SAMSUNG BIOLOGICS CO., LTD.

and

CYTODYN INC.

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MASTER SERVICES AGREEMENT

This Master Services Agreement (this “MSA”) is made and entered into as of the date of last signature below (the “Effective Date”) by and between CytoDyn Inc., a Delaware corporation having its principal place of business at 1111 Main Street, Suite 660, Vancouver, WA 98660 (“Client”), and Samsung BioLogics Co., Ltd., a company with offices at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea (“SBL”). Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain biologics manufacturing and/or development services;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:

SECTION 1 DEFINITIONS

Each of the following capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below.

1.1

“Acceptance Procedure” means the review of the Batch Related Documents and any additional test(s) of a Batch of Product which are performed to verify that the Product delivered meets the Specifications and complies with Regulatory Authority requirements, which are conducted by Client after SBL’s release of a Batch of Product, to determine whether to accept the same, in accordance with the applicable PSA and QAG.

1.2	“Affected Party” is defined in Section 17.3.

1.3

“Affiliate” means any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with either Party hereto. A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.4

“Applicable Laws” means any and all applicable laws of any jurisdiction which are applicable to the Services in this MSA or any PSAs that may be in effect from time to time, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any Regulatory Authority, statutory authority, stock exchange, securities regulatory agency, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

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1.5

“Background IP” means any Intellectual Property related to a Product and/or its use, or the Manufacture of such Product, in each case, which is owned and/or controlled by a Party prior to the Effective Date or outside or not relating to the performance of the MSA.

1.6	“Batch” means the quantity of Product Manufactured by SBL which results from a single run of the applicable Manufacturing Process.

1.7	“Batch Record” is defined in the applicable QAG.

1.8	“Batch Related Documents” means Manufacturing Documentation in support of the SBL’s release of a Product.

1.9	“Binding Year” shall be defined in the applicable PSA.

1.10	“Cell Line” means in respect of a given Product, the cell bank vials supplied or otherwise made available to SBL by Client to perform the Services.

1.11	“Certificate of Analysis” is defined in the applicable QAG.

1.12	“Certificate of Compliance” is defined in the applicable QAG.

1.13	“Change” is defined in Section 6.1.

1.14	“Client” is defined in the preamble.

1.15

“Client Materials” means Client reagents and other materials supplied by Client or its third party supplier to be used in the Service hereunder, as each is further defined in the PSA and/or applicable QAG. In the case of a Drug Product PSA, Client Materials shall also include Drug Substance and/or other active pharmaceutical ingredients, which may or may not be Manufactured by SBL.

1.16

“Client Technology” means know-how, technology, research and other information of Client including and relating to the Manufacturing Process, analytical methods, quality control analysis, specifications, transportation and storage requirements provided by Client to SBL in connection with this MSA and applicable PSA.

1.17

“Clinical Product” means a Drug Substance or Drug Product which is Manufactured by SBL pursuant to a PSA and which is to be used by Client in a research study or studies that prospectively assigns human participants or groups of humans to one or more health-related interventions to evaluate the effects on health outcomes.

1.18

“Commercial Product” means a Drug Substance or Drug Product which is Manufactured by SBL which is intended for commercial sale and use by humans and for importation or exportation into countries or regions designated in each PSA.

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1.19

“Commercially Reasonable Efforts” means with respect to an activity to be carried out by a Party pursuant to this MSA, the carrying out of such activity in a diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the contract manufacturing of biologics (in the case of SBL) or in the biopharmaceutical industry (in the case of Client) by companies with resources and expertise similar to those of such Party. “Commercially Reasonable Efforts” requires prompt assignment of responsibility for such task or activity to specific qualified employee(s) and allocation of resources designed to advance progress with respect to such task or activity but does not require the taking of actions (a) which would require or is likely to require a material adverse change in such Party’s existence or solvency, or significant assets, (b) disproportionate to the benefits received under this MSA, or (c) would require either Party to violate Applicable Laws or materially breach any existing contractual commitments with third parties which were entered into prior to the Effective Date.

1.20	“Common Raw Materials” is defined in Section 5.3.1.

1.21

“Confidential Information” means any data, know-how and other information, whether technical or non-technical disclosed by one Party (hereinafter the “Disclosing Party”) or otherwise became known to the other Party (hereinafter the “Receiving Party”) hereunder relating to the subject matter of the MSA, regardless of form or manner of disclosure, i.e., whether disclosed in writing, in electric file or format or in other tangible manner, or orally, visually or in other intangible manner.

1.22

“Control” (including, with correlative meanings, “Controlled”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise) of that person or entity and/or the ownership of more than 50% of the voting shares of that person or entity.

1.23	“Core Team” is defined in Section 3.3.

1.24

“Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.

1.25	“Damages” means any direct damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.

1.26	“Dispute” is defined in Section 16.1.

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1.27	“Drug Product” means a finished or intermediate dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients.

1.28

“Drug Substance” means an active ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient.

1.29	“Effective Date” is defined in the preamble.

1.30	“EMA” means the European Medicines Agency, or any successor agency.

1.31

“Engineering Batch” means a commercial-scale Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility. After Manufacture, Client shall have the right to make whatever further use of non-cGMP Engineering Batches as it shall determine, provided that Client pays for such Batches according to this MSA, and such use is not for human use and does not violate any Applicable Laws. SBL makes no warranty that Engineering Batches will meet cGMP or the Specifications.

1.32	“Facility” means one or more of the manufacturing facilities of SBL where the Services shall be performed, located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea.

1.33	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.34	“Firm Period” shall be defined in the applicable PSA.

1.35	“Force Majeure Event” is defined in Section 17.3.

1.36	“Implementation Plan and Budget” is defined in Section 6.2(b).

1.37	“Indemnified Party” is defined in Section 13.3.

1.38	“Indemnifying Party” is defined in Section 13.3.

1.39

“Intellectual Property” is means (a) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (b) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works; (c) trade secrets, technology, developments, discoveries and improvements, know-

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how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (d) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; and (e) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

1.40	“Joint Steering Committee” or “JSC” is defined in Section 3.2.1.

1.41

“Manufacturing” or to “Manufacture” means the manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, testing, quality control, documentations, archiving, and packaging, and up to release of the Product, to be performed by SBL at the Facility under the MSA and any applicable PSA.

1.42

“Manufacturing Documentation” means with respect to a given Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validations protocols and reports; process development reports; Batch Records; Batch Related Documents, and SOPs, including, without limitation, SOP’s for the Raw Materials handling, the Manufacturing operations, equipment operation, in-process, final Product and stability quality control testing, quality assurance, validation, storage and shipping.

1.43

“Manufacturing Process” means, with respect to a given Product, the mutually agreed production process and analytical methods for the Manufacturing of the Product pursuant to the applicable PSA, as summarily described in the applicable QAG and as described in the Manufacturing Documentation, as such process may be changed from time to time in accordance with the MSA.

1.44	“Non-Affected Party” is defined in Section 17.3.

1.45

“Non-Conforming Product” means an entire Batch of Product that fails to conform to the Specifications, cGMP (if applicable), and any/or other mutually agreed upon written express requirements for SBL to follow under the applicable PSA and the applicable QAG.

1.46	“Party” and “Parties” is defined in the preamble.

1.47	“Pilot Batch” means a Batch of Product designated as a pilot Batch which shall not comply with cGMP and is not required to meet the Specifications.

1.48

“Pre-Approval Inspection” or “PAI” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for a Commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.

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1.49

“Process Validation Batch” means a Batch of Commercial Product produced from a process validation run conducted by SBL hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility each as defined in the Project Plan.

1.50	“Product” means Clinical Product or Commercial Product to be Manufactured by SBL pursuant to this MSA and any applicable PSA.

1.51	“Product Purchase Commitment” is defined in Section 5.7.

1.52	“Product specific agreement” or “PSA” is defined in Section 2.1.

1.53	“Project Management Team Leader” is defined in Section 3.3.2.

1.54

“Project Plan” means a formal, approved document used to guide both project execution and project control. The primary uses of the Project Plan are to document planning assumptions and decisions, facilitate communication among project stakeholders, and document approved scope, cost, and schedule baselines. The Project Plan will contain the description and overall objectives of the Services for Manufacturing a Product and may include, among other things: (a) JSC and Core Team membership rosters, (b) change request procedures, (c) details, intentions, and deliverables for Technology Transfer, (d) project schedule, (e) detailed procurement plan, as needed, and (f) project budgets and invoicing plans.

1.55	“PSA Effective Date” means the effective date of any PSA governed by this MSA.

1.56	“Purchase Order” is defined in Section 5.6.

1.57

“Quality Agreement” or “QAG” means that certain quality agreement that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility entered into by the Parties.

1.58	“Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

1.59

“Raw Materials” means those materials that are used in the Services, including, but not limited to, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials. Raw Materials exclude the Client Materials.

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1.60	“Reference Standards” means standard materials prepared by Client and/or SBL in accordance with the applicable QAG.

1.61

“Regulatory Approval” means all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where the Product is marketed or intended to be marketed, necessary for the manufacture and sale of the Product, which manufacturing includes the Manufacturing of the Products at the Facility.

1.62

“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.

1.63	“SBL Assignable Error” means: [***].

1.64	“Service” or “Services” is defined in Section 2.1.

1.65	“Service Fee” is defined in Section 9.1.

1.66	“Specialized Raw Materials” is defined in Section 5.3.1.

1.67

“Specification(s)” means the criteria for the Products, Client Materials, or Raw Materials, as the case maybe, which details are provided in documentation as reviewed and approved in writing by the Parties.

1.68	“Standard Operating Procedure(s)” or “SOP(s)” means the standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.

1.69

“Technology Transfer” means the activities by the Parties necessary to Manufacture the Product for Client at the Facility as further described in the applicable Project Plan which may include: (i) transfer of the Client Technology and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility, including establishing a small scale Manufacturing Process model at SBL; (iii) Manufacturing Process fit activities, including required small- and large-scale process development and validation work as allocated between the Parties to SBL and process engineering required to modify / equip, qualify and validate the Facility for the Manufacturing of the Commercial Product; (iv) stability testing, if applicable, for the Product required for licensure; (v) comparability testing to the appropriate reference product, and (vi) regulatory support for Regulatory Approvals.

1.70	“Term” is defined in Section 15.1.

1.71	“Warehouse” means SBL’s warehouse for storage of the Product located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea.

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SECTION 2 RELATED AGREEMENTS AND EXHIBITS

2.1

Product specific agreements. Pursuant to one or more product specific agreements entered into and mutually agreed from time to time by duly authorized representatives of the Parties (“Product specific agreements” or “PSAs”), SBL will perform manufacturing services for Client as specified in such PSAs and applicable Project Plan and in accordance with the terms and conditions of this MSA (“Services”). Each PSA shall refer to this MSA and contain as applicable (i) a high level scope of work of the Services to be performed under such PSA which describes key activities, (ii) the Product for which Samsung will perform such Services for Client, (iii) a description of the Cell Line; (iv) fees to be paid to SBL by Client for the Services with a general timing plan for invoicing and a more detailed plan to be in the Project Plan, (v) if the Services pertain to the manufacture of the Product, the number of batches of Product to be manufactured by SBL and delivered to Client and the Specifications, (vi) any other deliverables, (vii) the Samsung facility where the Services are to be performed, and (viii) the Regulatory Approvals to be obtained by the Parties. Services shall be governed by the terms and conditions of this MSA, the applicable PSA, and any applicable Quality Agreement. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA shall control except with respect to Product quality terms, in which case, the Quality Agreement will control. In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, except as explictly specified in the PSA.

2.2

Project Plan. Concurrently with the execution of a PSA or within a reasonable time after the PSA effective date, the Parties shall agree upon a Project Plan which will specify in detail scope and schedule of the Services, including Technology Transfer and Manufacture. The Project Plan shall also set forth the JSC members (if applicable), Core Team members, and Project Management Team Leader for the Services as well as the frequency and duration of meetings. The Project Plan may be updated as needed by the mutual agreement of the Client and SBL and is governed by and incorporated into the applicable PSA by reference. If there is a conflict between the Project Plan and the applicable PSA, the PSA shall control. If any of the assumptions on which the Parties have relied upon in defining the scope of the activities required to effect the Technology Transfer and/or other Services including but not limited to Manufacture, and the associated timeframes, fees, expenditures and costs proves to be invalid, or if for any reason it becomes apparent that additional activities are required as part of or in connection with the Technology Transfer and/or other Services including but not limited to Manufacture, the Parties shall (acting reasonably and in good faith) discuss and seek to agree appropriate revisions to the Technology Transfer activities, and associated timelines and pricing.

2.3

Quality Agreement (QAG). The Parties shall agree upon and finalize a Quality Agreement within a reasonable period time after each PSA Effective Date which shall cover such PSA and such Quality Agreement shall be incorporated into this MSA. The Quality Agreement may be amended from time to time, subject to the JSC’s approval followed by the Parties’ written agreement pursuant to Section 17.9 (if applicable).

SECTION 3 MANAGEMENT OF SERVICE

3.1

General. Each Party will be responsible for its internal decision making process and for reasonably informing the other Party of decisions affecting the Service in a regular and timely manner. Without limiting the foregoing, the Parties shall establish the joint committees or teams set forth herein to advise the Parties on certain matters including, without limitation, the Facility modification, the Technology Transfer, and optimization of the Manufacturing operation relating to the Product.

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3.2	Joint Steering Committee.

3.2.1

Formation and Composition. The applicable Project Plan will set forth a Joint Steering Committee for that Product (the “Joint Steering Committee” or “JSC”) if the Parties mutually agree that such JSC is necessary. The JSC will be a cross-functional committee composed of an equal number of representatives appointed by each of Client and SBL with each of Client and SBL having at least three (3) representatives, and with one (1) representative from each of Client and SBL having oversight for quality activities, and with one (1) representative from each of Client and SBL having oversight for manufacturing and supply chain activities, including the transfer and implementation of the Manufacturing Process at the Facility. Either Party may replace any or all of its representatives at any time. Such Party shall notify, in writing, of such replacement to the other Party.

3.2.2

Responsibilities. The JSC shall (i) establish and oversee the governance structure for the Service including the formation of the subcommittee herein; (ii) monitor any Facility modification and the Technology Transfer and Manufacturing strategy of the Product at the Facility, including strategies for the Regulatory Approval of the Facility to Manufacture the Product; (iii) provide strategic guidance to the Core Team as required by the Project Plan; (iv) conduct high level project stage reviews with the Core Team as required by the Project Plan at appropriate milestones or completion of key deliverables or a sequence of event to review and approve key deliverables, evaluate the Core Team’s progress and performance, all in order to ensure that the Manufacturing Process is being implemented appropriately; (v) advise on and/or resolve business, manufacturing, supply chain, quality, regulatory or other issues unresolved at the Core Team level; (vi) review and recommend for approval by the Parties any changes to the MSA or the applicable PSA; (vii) review and approve changes to the Specifications, analytical methods, the Manufacturing Process, the Facility or equipment as escalated to the JSC by the Core Team or by a Party pursuant to Section 3.6 below; (viii) review completion of the Service; (ix) settle disputes or disagreements unresolved by a subcommittee; and (x) perform such other functions as appropriate to further the purposes of the MSA as determined by the Parties.

3.3	Core Team.

3.3.1

Formation and Composition. The applicable Project Plan will set forth a Core Team for that Product (the “Core Team”). The Core Team shall be composed of an equal number of representatives from each of SBL and Client, with at least four (4) representatives appointed by each of Client and SBL. Such representatives will include the Project Management Team Leaders of Client and SBL as well as their representatives from manufacturing, technical operations, supply chain, quality assurance, quality control, regulatory affairs or other individuals with expertise and responsibilities for those functions required to execute the Facility modification, the Technology Transfer and Manufacturing. Either Party may replace any or all of its representatives at any time. Such Party shall notify, in writing, of such replacement to the other Party.

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3.3.2

Appointment of Project Management Team Leader. Each Party shall appoint a Project Management Team Leader (each, a “Project Management Team Leader”) to act as the primary contact for such Party in connection with matters related to the Service. Each Project Management Team Leader, unless otherwise mutually agreed, shall serve as the leaders of the Core Team. A Party may replace its Project Management Team Leader at any time and from time to time for any reason. Such Party shall notify, in writing, of such replacement to the other Party.

3.3.3

Responsibilities. The Core Team shall (i) develop and maintain the Project Plan and monitor, review and manage the Service according to the MSA and applicable PSA; (ii) conduct project stage reviews with the JSC as required by the Project Plan at appropriate milestones or completion of key deliverables or a sequence of event to review key deliverables, review its progress and performance against plans; (iii) develop a change management process to identify, review and recommend any significant changes in the project scope, time, fee or risk to the JSC; (iv) investigate and resolve business, manufacturing, supply chain, quality, regulatory or other issues arising during the Service; (v) review and escalate to the JSC, as needed, changes to the Project Plan or applicable QAG; (vi) review and recommend to the JSC changes to the Specifications, analytical methods, the Manufacturing Process, the Facility or equipment; (vii) coordinate the activities of the Parties relating to the Manufacturing hereunder, including but not limited to: managing the technical operations and quality aspects of routine manufacturing, conducting Product testing technical operations and quality aspects of routine manufacturing, conducting Product testing and release, and managing supply chain activities including shipping and delivery logistics; (viii) report periodically on operation and quality progress and performance; and (ix) perform such other tasks and undertake such other responsibilities as may be specifically delegate to the Core Team by mutual agreement of the Parties.

3.4	Meetings

3.4.1

JSC.The JSC shall meet by audio or video teleconference as agreed by the JSC or as necessary to make determinations as required of it. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance notice to the other Party.

3.4.2

Core Team.The Core Team shall meet by audio or video teleconference as agreed by the Core Team. Any member of the Core Team may designate a substitute to attend and perform the functions of that member at any meeting of the Core Team and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance notice to the other Party.

3.4.3	Travel Expenses. Each Party shall be responsible for all of its own expenses of traveling to and participating in any joint committee or team meeting, including the JSC and Core Team.

3.5

Decisions. All decisions of JSC, the Core Team and any other joint committee or team formed under the MSA or any applicable PSA, except as expressly set forth herein, shall be made by the unanimous agreement of all of its members or their designated representatives, and shall be reflected in written

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meeting reports which summarily address topics discussed, delegation of work, schedules and decision of such committee or team. Written reports of the JSC and Core Team shall be subject to approval by the authorized representatives of the Parties; provided, however, that no joint committee or team herein may amend or waive any provision of the MSA or applicable PSA, including without limitation, the financial terms set forth in Section 9. It being understood that the MSA or any PSA may be amended, and provision of the MSA or any PSA may be waived pursuant to Section 17.9 only.

3.6	Disputes.

3.6.1

General. In the event that the Core Team and any other joint committee or team formed under the MSA or any applicable PSA, is unable, despite the good faith efforts of all members, to resolve a disputed issue that is within the purview of such joint committee or team within fourteen (14) days of meeting request by either party, the disputed issue shall be referred immediately by such joint committee or team to the JSC. If the disputes still cannot be resolved within an additional thirty (30) days of meeting request by the JSC, the matter may be handled in accordance with Section 16.

3.6.2

Project Management Team Leaders. Subject to Section 3.6.1, the Project Management Team Leaders (or their respective designee) will in good faith attempt to mutually resolve in a timely fashion any disagreement with respect to the Service hereunder, which could reasonably affect the quality of the Manufacturing of the Product, including without limitation, the related management processes and operations, control of production planning and scheduling, prioritization decisions, allocation of resources, timing of in-process and release testing, oversight of auxiliary facilities (e.g., in-process tests that need to be conducted at laboratories other than those at the Facility), Facility modification, the Technology Transfer, registration and troubleshooting decisions, and any other matters relating to implementation of the Manufacturing Process and the Manufacturing of the Product hereunder.

SECTION 4 SERVICES

4.1

Services. During the Term, in accordance with and subject to the terms and conditions set forth in this MSA, applicable PSA, and the applicable QAG, SBL shall provide the Services to Client relating to the Product(s). SBL and Client shall at all times make Commercially Reasonable Efforts to complete the Services in accordance with the timelines set forth in the applicable PSA. Except as otherwise expressly set forth in the MSA, applicable PSA, or the applicable QAG or as otherwise mutually agreed in writing by the Parties.

4.2

Compliance with Applicable Law. Subject to the provisions of Section 6 below, SBL shall maintain the Facility in accordance with cGMP and in such condition as will allow SBL to Manufacture the Products in accordance with the terms of the MSA and the applicable QAG. SBL shall perform the Services under the MSA in conformance of cGMP, if applicable, the Specifications, any requirements of the Regulatory Authorities that shall be mutually agreed upon by the Parties, and all Applicable Laws.

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4.3

Project Personnel. SBL shall adequately staff the Facility with personnel necessary (including consultants and contractors), and with sufficient technical expertise to perform its obligations under the MSA. Notwithstanding anything to the contrary and in addition to the JSC and Core Team meetings described in Section 3 above, Client and SBL may arrange for core project personnel to have regular meetings, which shall be by audio or video teleconference. The Project Plan shall specify the frequency and duration of such meetings; provided that the associated costs for meetings requested solely by Client in excess of the agreed amount shall be passed through to Client by SBL.

4.4

Subcontract. SBL may not subcontract any portion of the Services without prior approval from the Client. In the event SBL subcontracts any portion of the Services, SBL shall be primarily obligated to Client for any subcontracted services as if it were providing the Services itself. All costs associated with activities outsourced to 3rd party contractors will be passed through to Client with an additional [***] handling fee (e.g. [***]).

4.5	Development and Manufacturing Site. Unless otherwise agreed by Client, all Services shall be performed by SBL at the Facility.

4.6

Manufacturing Documentation. SBL shall maintain Manufacturing Documentation to be true and accurate, and shall keep in strict confidence and shall not use for purposes other than providing or performing the Service or other obligations hereunder. SBL shall maintain all such Manufacturing Documentation for at least that period specified in the applicable QAG. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation, including the Batch Records, at the Facility as further defined in the applicable QAG. Client may also request scanned or printed copies of such Manufacturing Documentation, but shall be responsible for reasonable costs associated therewith. SBL shall record and maintain such records, data, documentation and other information in the language as so required in the applicable QAG or as so required by a Regulatory Authority and in compliance with Applicable Law. To the extent necessary, SBL may redact or withhold Manufacturing Documentation provided pursuant this MSA or any applicable PSA to protect the confidential information of its other clients or third parties. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of SBL. Notwithstanding anything to the contrary, SBL SOPs not specific to the Client’s Products may be provided to Client for on-site review if deemed necessary by both SBL and Client. Such SOPs cannot be removed from the SBL premises, copied, photographed or otherwise replicated.

SECTION 5 SERVICE DESCRIPTIONS

5.1

Technology Transfer.The Parties shall make their personnel available at the Facility to enable the transfer and implementation in accordance with the Project Plan. Client shall transfer to and [***] to SBL in accordance with the plan, timelines and quantities set forth in the Project Plan. In the event that Client agrees to utilize SBL’s [***] portal for Technology Transfer, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall immediately notify SBL so that SBL may disable their usernames and remove / change passwords in order to secure the SBL Portal and (b) Client shall ensure that all of Client’s users have up-to-date antivirus software installed on the computer devices used to access such portal.

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5.2

Facility Modification and Equipment. Except as otherwise specifically provided herein to the contrary, and upon mutual agreement of the Parties, Client and SBL will agree on what equipment in the Facility is necessary to perform the Services, and if it is necessary or Client deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date, the Core Team shall determine equitable allocation of costs including, as applicable, procurement, validation, installation, maintenance, commissioning, and decommissioning/validation (which determination shall be escalated to the JSC if in dispute). Thereafter, if any additional equipment is necessary, such costs shall be dealt with by the Change provisions of this MSA. Except as provided in this MSA or any applicable PSA, the Facility, Warehouse and all the equipment shall be mantained, tested, validated, calibrated and qualified for their intended use by SBL at SBL’s expenses.

5.3	Raw Materials.

5.3.1

Management. SBL shall procure and maintain a reasonable quantity of the Raw Materials, required for the Services in accordance with the MSA and any applicable PSA. On a per-Product basis, the Core Team shall finalize the categorization of the Raw Materials into Raw Materials which shall be used for that specific Product only (“Specialized Raw Materials”), Raw Materials which can be used across multiple products and/or customers (“Common Raw Materials”), and Raw Materials which will not be charged on a cost-plus basis to the Client, and shall attach such list to the applicable PSA. Such list of common and specialized Raw Materials may be amended from time to time, subject to the Parties’ approval. During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Raw Materials used in excess of the agreed-upon estimate; provided, however, that SBL shall be responsible for [***]. Client shall agree to SBL’s strategies regarding Raw Material safety stock and sourcing from qualified vendors. In the event SBL is not able to utilize any capacity reserved to Manufacture Product according to an agreed-upon forecast or manufacturing plan due to Client’s failure to agree to such strategies, then Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not.

5.3.2

Raw Material Specifications. Client and SBL shall agree on the Specifications of the Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAG.

5.3.3

Testing and Evaluation. SBL or vendors qualified by SBL shall perform all testing and evaluation of the Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the applicable QAG, if applicable.

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5.3.4

Storage. SBL shall secure sufficient and suitable cGMP storage for the Raw Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall exercise reasonable care to preserve and protect the Raw Materials [***], Client shall be responsible for the risk of loss of the Raw Materials. At the end of each calendar year of the relevant PSA, Client shall be responsible for the loss of Raw Material to the extent purchased in reliance on a Purchase Order, Firm Period, or Binding Year which expires or becomes obsolete because Client fails to honor such Purchase Order, Firm Period or Binding Year and SBL cannot reasonably otherwise utilize such Raw Material.

5.3.5

Service Fee Related to Raw Material. Common Raw Materials and Specialized Raw Materials will be charged on a cost-plus basis to Client in accordance with Sections 9.1(ii) and 9.2.2, subject to any changes in the scope of work.

5.4	Client Materials.

5.4.1

Management. Client shall provide, either by itself or through its third party supplier, to SBL free of charge, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. The applicable PSA shall set forth the exact timing of such provision of Client Materials to SBL. SBL shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, provided that Client provides reasonable assistance. Delivery conditions for the Client Materials shall be [***]. During Technology Transfer, the Core Team shall agree on estimates for Client Material anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that (a) SBL shall be responsible for [***] and (b) notwithstanding anything to the contrary, SBL will not in any circumstance be responsible for [***]. Client shall agree to SBL’s strategies regarding Client Material safety stock and sourcing from qualified vendors. In the event SBL is not able to utilize any capacity reserved to Manufacture Product according to an agreed-upon forecast or manufacturing plan due to Client’s failure to agree to such strategies, then Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not.

5.4.2

Client Materials Specifications. Client shall provide SBL with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAG.

5.4.3

Testing and Evaluation. SBL shall perform testing of the Client Materials in accordance with the applicable QAG and/or Client’s instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the applicable QAG (if applicable). SBL shall inform Client of (a) any damage to the Client Materials received that is visually obvious (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within [***] after SBL’s receipt of the Client Materials and (b) any non-conformance of the Client Materials to Specification either: (i) within [***] of SBL’s discovery of such non-conformance; or (ii) within [***] days after SBL’s receipt of the Client Materials or (iii) if release testing of

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Client Materials is not performed until it is needed for Manufacture, within [***] days after such release testing is performed; or (iv) as other wise agreed between the Parties. If, prior to performing any Service on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall not perform the Service on such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client materials to Client, such disposal or return to be at Client’s discretion and cost.

5.4.4

Storage. SBL shall secure sufficient and suitable cGMP storage for the Client Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall exercise reasonable care to preserve and protect the Client Materials from [***], Client shall be responsible for the risk of loss of the Client Materials.

5.4.5	Service Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 9.1(iii) and 9.2.3.

5.5

Forecasts. For each Commercial Product, the Parties shall determine a mutually agreeable mechanism for forecasting of each Product, which shall be detailed in writing and attached to each relevant PSA. For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL in the applicable PSA.    In the event SBL is not able to utilize any capacity reserved to Manufacture Product according to an agreed-upon forecast or manufacturing plan due to a reason attributable to Client, then Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not to the extent that SBL is not able to reassign such reserved capacity.

5.6

Purchase Orders. For each Clinical Product or Commercial Product, Client shall notify SBL in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured (a “Purchase Order”).

5.7

Product Purchase Commitment. As further set forth in a PSA, during the Term the Parties may agree that Client will purchase a minimum quantity of batches of a certain Product in a given year (a “Product Purchase Commitment”).

5.8	Batch Failure during Manufacture

5.8.1

If, during Manufacture of a Batch and prior to SBL’s batch release, the Core Team determines that all of a Batch is Non-Conforming Product (a “Batch Failure”), SBL shall use Commercially Reasonable Efforts to promptly re-Manufacture and deliver to Client a replacement Batch on a date to be mutually agreed by the Parties, which Service Fees and associated costs/fees (as set forth in Section 9.1 below) shall be invoiced and paid for by the Client. Client shall ensure that SBL has adequate Client Materials to Manufacture such Batches. The remedies contained in Section 5.8 of this MSA shall be the sole and exclusive remedies of Client regarding a Batch Failure and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless SBL fails to provide the remedies contained in this Section 5.8.

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5.8.2

The Parties shall conduct a root cause analysis of the Batch Failure, which shall be done through SBL’s deviation process and which result will be reviewed and confirmed by the JSC. If either the Core Team does not agree on the Batch Failure root cause, or the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall refer to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure. The costs of the independent laboratory will be shared by the Parties equally; provided, however, that the Party that is determined to be incorrect as to the Batch Failure will be responsible for those reasonable costs and must reimburse the correct Party for its share of the reasonable costs incurred. The decision of the independent laboratory must be in writing and will be binding on the Parties.

5.8.3

The PSA applicable to such Product Batch Failure shall set forth responsibility among the Parties of the following costs in the event of a Batch Failure: [***]. Notwithstanding anything to the contrary, SBL shall not be responsible in the event of Batch Failure for: [***].

5.8.4

In the event that any of the foregoing procedures results in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee in effect in the Year in which such re-Manufactured Batch is actually delivered by SBL.

5.9	Storage, Packaging and Delivery.

5.9.1

Service Deliverables other than Products.Storage, packaging and delivery of the Service deliverables other than Products Manufactured, and the Products Manufactured hereunder shall be made in accordance with the terms of this MSA, applicable PSA, Project Plan, applicable QAG and the Applicable Laws.

5.9.2	Products.

(a)	Release by SBL and Acceptance by Client.

(i)

SBL shall perform all testing in accordance with the Specifications of the Product and release Product satisfying the Specifications in accordance with the terms of the applicable QAG. Upon such release SBL shall deliver to Client copy of Manufacturing Documentation in support of the SBL’s release of the Product for each Batch (“Batch Related Documents”), including a Certificate of Analysis and Certificate of Compliance, in accordance with the applicable QAG;

(ii)

Acceptance of Product. Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAG and notify SBL of the result within [***] of Client’s receipt of the Batch Related Documents. Upon Client’s acceptance, SBL will have no liability for such Product, except as set forth in Section 5.9.2(a)(iv) regarding Latent Defects. If Client does not reject such Product within the [***] period, the Product will be deemed to have been accepted by Client.

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(iii)

Non-Conforming. If, during the Acceptance Procedure, any Product is determined by Client as Non-Conforming Product, and SBL confirms such non-conformity, such non-conformity shall be treated as a Batch Failure, and the remedy set forth in Section 5.8 above shall apply to the Non-Conforming Product mutatis mutandis. The remedies contained in this Section 5.9.2 shall be the sole and exclusive remedy of client in the event of Non-Conforming Product.

(iv)

Latent Defect.After completion of review of the Batch Related Documents, if Client finds any hidden defects of the Product which could not have been reasonably discovered through the review of the Batch Related Documents (“Latent Defect”), Client shall promptly give notice of such claim in writing to SBL. In such case, if the Latent Defect is solely due to SBL Assignable Error, the above Section 5.9.2(a)(iii) and Section 13.1 shall apply. If no written claim for Latent Defect of the Product is received by SBL within [***], the Product shall be deemed as irrevocably accepted. Notwithstanding anything to the contrary; such claim for Latent Defect must be made within [***] from Client’s initial acceptance of the Product.

(b)

Delivery. Shipping conditions for the Product Manufactured hereunder shall be [***], unless otherwise agreed to in the applicable PSA. The title to Product hereunder shall be transferred from SBL to Client when the Product is made available at the point of delivery consistent with [***] or the Incoterm set forth in the PSA. The Parties further agree as follows:

(i)

After SBL’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick-up. SBL shall schedule Delivery with the carrier selected and paid for by Client;

(ii)

SBL shall not deliver the Product until it has been instructed to by Client in accordance with the applicable QAG. Client shall confirm specific delivery instructions with SBL prior to SBL release. Upon SBL’s release of Product, SBL shall store the Manufactured Product as described in Section 5.9.2(c) and Client shall compensate SBL for storage costs for the Manufactured Product as set forth in the applicable PSA;

(iii)

SBL shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and

(iv)	In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to the first-expire-first-out (FEFO) principle in shipping all released Product.

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(c)	Storage, Packaging and Shipping Container.

(i)	Pursuant to the terms of this MSA and any applicable PSA, and subject to the availability of space and storage conditions, SBL shall store the Products Manufactured hereunder.

(ii)

SBL shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the applicable QAG and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.

(iii)

If Client does not direct SBL to prepare Manufactured Product to be picked up by Client or Client’s designated carrier with a pick-up [***] days of Client’s receipt of the Batch Related Documents, SBL shall store the Product at the Warehouse, subject to the availability of space and storage conditions, and Client shall pay storage fees to SBL as set forth in Section 9.1 for the period of storage at the Warehouse until the actual delivery date. SBL shall be responsible for [***].

SECTION 6 CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT

6.1

Approval for Change. SBL shall not make any change to the Manufacturing Process, the Services, or the Specifications (a “Change”), without the prior written consent of Client in accordance with the applicable QAG.

6.2

Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the applicable QAG, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires, or Client requests, a Change, SBL shall accommodate such requirements or requests, subject to the following:

(a)

Client shall promptly notify SBL in writing of the required and/or requested Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client as to any (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAG (i.e., change control procedures) (if applicable). The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;

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(b)

Prior to implementation of any such Change(s), SBL shall provide Client with an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any such Change(s), including, but not limited to for (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities (collectively, the “Implementation Plan and Budget”). Following review and approval by Client of such Implementation Plan and Budget, subject to the Core Team’s approval and agreement followed by the Parties’ written agreement pursuant to Section 17.9 (if applicable), SBL shall commence implementation of such Change(s);

(c)

During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall implement the Change according to the Implementation Plan and Budget’s target completion date. SBL shall provide written notice to Client if SBL becomes aware of any cause which may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and

(d)

Upon the approval of the Implementation Plan and Budget for Change(s), both Parties shall negotiate in good faith to determine the allocation of the costs incurred by SBL for the implementation of any such Change(s) between the Parties, in accordance with the following principles:

(i)

the costs for the general Facility Changes required by cGMP, any Regulatory Authority, or any Applicable Laws related to the maintaining the Manufacturing Facility by SBL as set forth in Section 7.2, shall be borne by SBL, provided that where the Change relates exclusively or partially to the Manufacture of Product in which case the costs shall be borne by Client fully or proportionally, respectively;

(ii)	the costs for the Changes other than (i) above, and requested by Client and required uniquely to the Manufacture of the Product and beneficial solely to Client shall be borne by Client; and

(iii)	the costs for the Changes other than (i) and (ii) above shall be discussed in good faith by the Parties to achieve equitable allocation of costs.

SECTION 7 REGULATORY APPROVALS AND INSPECTIONS.

7.1

Regulatory Approvals. SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The costs and fees associated with such assistance and cooperation, to the extent not detailed in the MSA or PSA shall be borne by Client, or as otherwise mutually agreed between the Parties. As specified in the applicable PSA, the Parties shall agree on which Regulatory Approvals are to be obtained.

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7.2

Regulatory Approvals for the Facility. SBL shall obtain and maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) that are required to Manufacture and ship the Product at the Facility and perform the Services.

7.3

Regulatory Inspections. SBL shall facilitate on-site inspections of the Facility conducted by Regulatory Authorities. SBL shall notify Client according to the applicable QAG provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product, as further defined in the applicable QAG. Any expenses or costs incurred by SBL for such inspections including Pre-Approval Inspections at the Facility shall be borne by Client.

SECTION 8 QUALITY COMPLIANCE

8.1

Quality Agreement. Both Parties shall adhere to the provisions of the applicable QAG and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAG. In the event of a conflict between the MSA and the applicable QAG, the MSA shall prevail over those of the applicable QAG with the exception of Product quality-related matters, cGMP and related regulatory requirements in which case, the terms of the applicable QAG shall prevail.

8.2

Audit. Upon Client’s request, but no more than [***], except in the event of a for-cause audit, SBL shall accept a formal audit of the Facility and, if necessary, the Warehouse, by Client to allow Client to inspect the Manufacture of the Product during provision of the Services solely to ascertain compliance by SBL with the terms of this MSA or any applicable PSA; provided, however that in the event Client uses a designee, SBL must provide prior written consent. SBL shall be reimbursed for its reasonable costs for audits beyond the audit described in the first sentence of this Section 8.2.1. SBL will make Commercially Reasonable Efforts to require vendors or subcontractor to accept an audit or visit to the their facilities by Client upon similar notice as described in Section 8.3.2 below. Client will provide SBL with written notice at least [***] prior to any visits, and the Parties shall decide on a mutually agreeable date, duration, visitor list, and agenda prior to the audit. While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Service hereunder, provided that SBL may reasonably restrict Client personnel’s access to the Facility as it deems necessary and visitors pursuant to this Section shall comply with all applicable SBL policies and procedures including but not limited to safety, confidentiality, and cGMP.

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SECTION 9 CONSIDERATION AND PAYMENT TERMS

9.1

Consideration. In consideration for SBL’s performing the Service and other obligations undertaken by SBL pursuant to a PSA, Client shall pay SBL amounts as set forth in the applicable PSA (the “Service Fee”); (ii) a handling surcharge of a certain percentage or certain amount to be set forth in the applicable PSA of the costs of Raw Materials paid by SBL (including but not limited to taxes and customs duties/fees); (iii) a handling surcharge of a certain percentage or certain amount to be set forth in the applicable PSA related to the Client Materials (which shall be based on the actual costs of such materials as supported by reasonable documentary evidence as opposed to the market value thereof and which may include taxes and customs duties/fees); and (iv) storage fees as set forth in the relevant PSA.

9.2	Invoices.

9.2.1

Service Fee of the Project Stages and Batches.    Batches of Product shall be invoiced upon SBL’s release of a Batch of Product. Otherwise, Service Fees shall be invoiced according to the invoicing plan set forth in the applicable Project Plan or applicable PSA. SBL’s invoices pursuant to this MSA shall be electronic, unless otherwise agreed by the Parties.

9.2.2

Raw Materials. With respect to the Raw Materials, SBL shall submit invoices to Client for the applicable Raw Materials cost (including any agreed upon safety stock) as set forth according to Section 9.1 as follows. SBL shall submit an invoice to Client (i) for the cost of Specialized Raw Materials [***]; and (ii) for the cost of Common Raw Materials [***]. Notwithstanding the foregoing, the Parties shall collaborate in the selection of the vendors of the Raw Materials. All such vendors shall be approved by Client before supplying SBL with Raw Materials for Product.

9.2.3

Client Materials.With respect to the Client Materials, which shall be supplied by Client to SBL at no cost during SBL’s performance the Service, SBL shall submit an invoice to Client in an amount as set forth in Section 9.1 upon SBL’s completion of such project stage of the Service SBL’s release of a Batch of Product, as applicable.

9.3	Payment.

9.3.1

Mode of Payment; Foreign Exchange. All payments to SBL due under the MSA or any applicable PSA shall be made in USD $ within [***] from the receipt of SBL’s invoice in USD $ by means of telegraphic transfer to the account with the bank designated by SBL in the foregoing invoice. For the purpose of computing payment amounts incurred by SBL in a currency other than USD $, such currency shall be converted into USD $ using the basic exchange rate published by the Korean Exchange Bank (or its successor institution) at the opening of business on such invoice date.

9.3.2

Taxes. All prices and charges are exclusive of any applicable taxes, levies, imposts, duties and fees of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product, which shall be paid by Client. For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL and any withholding tax lawfully levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL. Client shall pay or reimburse SBL for all customs duties and taxes in connection with the purchase, sale, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such duties and taxes are recoverable by or refundable to SBL. SBL agrees to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL.

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9.3.3

Price Adjustments. The Service Fees as set forth in the applicable PSA, shall be adjusted annually on January 1 of each year during the Term, effective immediately, by the percentage change in the consumer price index as published by the Bank of Korea for the immediately preceding twelve (12) months. The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice.

9.3.4

Default Interest. Any reasonably undisputed amount that is not paid by a Party to the other when due under the MSA or any PSA shall bear default interest at the rate of [***]. In the event there is a reasonably undisputed amount which is invoiced by SBL but not paid by Client for more than [***] after the due date, such event shall be considered a material breach of the relevant PSA.

SECTION 10 CONFIDENTIALITY

10.1

Confidential Information. If a Party intends to disclose such information in writing, in electric file or format or in other tangible manner, such Party will make reasonable efforts to indicate it is confidential; and if to disclose orally, visually or in other intangible manner, such Party will make reasonable efforts to reduce it in writing or in electric file or format, identified as confidential and delivered to another Party within thirty (30) days after such oral or visual disclosure: provided, however, that, in each case of the foregoing, a failure to do so shall not constitute a breach of this term nor shall deny, negate or destroy the confidential nature thereof, and no such failure shall serve as conclusive evidence that the disclosed information shall not be considered Confidential Information by and between the Parties. Furthermore, the existence and terms of the MSA shall be deemed to be the Confidential Information of both Parties.

Notwithstanding the foregoing, Confidential Information shall not include the information, which as evidenced by written records:

(a)	was at the time of disclosure by the Disclosing Party hereunder publicly known or available;

(b)	after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an authorized act or omission by the Receiving Party;

(c)	was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder;

(d)	was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or

(e)

was independently developed by the Receiving Party’s directors, officers or employees without reference to the Confidential Information, as demonstrated by records contemporaneous with such development.

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10.2

Confidentiality. The Receiving Party recognizes the proprietary and confidential nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Both Parties further agree to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose or divulge the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than pursuing the MSA. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care. The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and those of its Affiliates’ directors, officers, employees, consultants and agents (“Representatives”) who have a need to know the Disclosing Party’s Confidential Information for performance of the Service and implementation of the MSA, provided that, the Receiving Party shall undertake procedures to ensure that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed understands (i) the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is under an obligation similar to those contained herein to hold the Disclosing Party’s Confidential Information disclosed strictly confidential.

10.3

Authorized Disclosures. Disclosure is permitted in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with Applicable Law; provided that such Receiving Party shall exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information.

10.4	Survival of confidential obligations. The confidential obligations of the Receiving Party shall survive for a period of five (5) years from the expiration or termination of this MSA.

10.5

Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party disclosed under the MSA, and all copies thereof shall be returned to the Disclosing Party (or destroyed at the Disclosing Party’s request) by the Receiving Party within thirty (30) days from the written request by the Disclosing Party. All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within thirty (30) days from the written request by the Disclosing Party. Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (ii) a single copy of the Confidential Information may be retained in the secured files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under the MSA provided that the Receiving Party shall keep such Confidential Information in confidence and will use the Confidential Information solely to comply with the terms of the MSA as well as the applicable law, rule and regulation.

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SECTION 11 OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

11.1

Reference Standard, Client Technology, Client Materials, Cell Line, and Product. SBL hereby understands and agrees that all rights to, titles of and interests in the Reference Standards, Client Technology, Client Materials, and Cell Line belong to Client, unless otherwise provided herein.

11.2

Background Intellectual Property.It is acknowledged that each Party possesses Background IP. Any Intellectual Property relating to the Reference Standards, Client Technology, Client Materials and Cell Line owned and/or controlled by Client as of the date of provision of such Reference Standards, Client Technology, Client Materials and Cell Line by Client to SBL pursuant to Section 5.1, shall be deemed to be included in the Background IP of Client. Client hereby grants SBL [***] license to use such Intellectual Property relating to such Reference Standards, Client Technology, Client Materials, Cell Line, during the Term for the sole purposes of Manufacturing of the Product or Services in accordance with the MSA.

11.3

Inventions.Any Intellectual Property arising out of or resulting from the Service under the MSA, including but not limited to those contained in the Manufacturing Documentation, shall be hereinafter collectively called an “Invention”.

11.3.1

Client Invention. Any Invention that [***] shall be a “Client Invention”. SBL shall notify Client of such Client Invention(s) to Client immediately after SBL, the Project Management Team Leader, respective project personnel, SBL employees or officers or other applicable third parties working for SBL hereunder makes, conceives or reduces to practice such Client Invention, and shall take all necessary measures so that Client would have [***] of any and all Client Invention. Client may use any Client Invention for any purpose, including filing patent application and SBL shall provide reasonable cooperation to Client at the expense of Client (as to all reasonable out-of-pocket expenses incurred by SBL that are supported by adequate documentation).

11.3.2	SBL Invention. Any Invention that [***], shall be the property of SBL (“SBL Invention”), and shall not be deemed to be Client Invention or Joint Invention for the purposes of the MSA.

11.3.3

Client-SBL Joint Invention. Any Invention that [***] and which is not a Client Invention shall be jointly owned by Client and SBL (a “Joint Invention”), and shall not be a Client Invention or SBL Invention for the purposes of the MSA. Subject to the terms and conditions of the MSA, any such Joint Invention may be exploited by SBL or Client without compensation and liability of other obligation (including accounting obligations) to the other Party, and each Party has a [***]. This license shall continue for the life of the applicable right.

SECTION 12 WARRANTIES.

12.1

The Parties General Warranties. Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this Agreement; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal,

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valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this Agreement by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.

12.2

Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date of the MSA and during the Term: (a) the formulation and composition of the Product shall comply with all Applicable Laws and that during the Term, Client will perform all obligations and take other necessary actions to be in compliance with such requirements, Applicable Laws, rules and regulations, including applicable cGMPs; (b) Client will comply with all Applicable Laws, and that it will keep SBL informed of any information known to Client which would affect SBL’s provision of the Service hereunder; (c) all Reference Standard, Client Technology, Client Materials, and Cell Line provided to SBL by or on behalf of Client will be suitable for the Manufacture of the Product; and (d) SBL’s use of the Client Materials, Manufacturing Process and Client Technology for the purpose of the Service and to the extent as set forth in the MSA will not infringe any third party’s Intellectual Property rights.

12.3	SBL’s Warranties. SBL represents and warrants that:

12.3.1

As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as has all licenses, consents or permissions required, to enable SBL to perform its obligations under this MSA, and (ii) none of the SBL Inventions or SBL Background IP infringes any third party Intellectual Property Right

12.3.2

All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) conform to the Specifications (except for Pilot Batches and Engineering Batches unless otherwise agreed); (b) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMPs (except for Pilot Batches and Engineering Batches unless otherwise agreed) and all Applicable Laws; (c) comply with the Standard Operating Procedures; (d) be Manufactured in compliance with the Quality Agreement; and (e) be transferred free and clear of any liens, claims or encumbrances of any kind.

12.4

No Other Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

SECTION 13 INDEMNIFICATION

13.1

Indemnification by SBL. SBL shall indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon negligence or willful misconduct, or breach of cGMP of SBL or its officers, directors, employees or agents with respect to Services under this MSA, except to the extent that such Damages are caused by the causes as set forth in Section 13.2 for which Client is obliged to indemnify.

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13.2

Indemnification by Client. Client shall indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon (i) negligence or willful misconduct of Client or its officers, directors, employees or agents, or (ii) any claim that any SBL activity undertaken for the purposes of or in relation to the Services pursuant to the MSA or any PSA (including but not limited to use of the Client Materials, Manufacturing Process and Client Technology, as well as any tests, studies, experiments, or other activities undertaken at the request of, or with the consent of, Client) infringes any third party’s Intellectual Property rights; in each case (i) and (ii) except to the extent that such Damages are caused by the causes as set forth in Section 13.1 for which SBL is obliged to indemnify.

13.3

Indemnification Procedure.The foregoing indemnification by SBL or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 13.1 and 13.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within twenty (20) calendar days after the Indemnified Party have been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii) not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned.

SECTION 14 DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

14.1

Disclaimer of Consequential Damages. EXCEPT IN THE EVENT OF A PARTY’S [***], NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.

14.2	Limitation of Liability. Specific caps on Damages shall be set forth in the applicable PSA.

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SECTION 15 TERM AND TERMINATION OF AGREEMENT

15.1

Term. This MSA will become effective as of the Effective Date and will be in effect for as long as a PSA is in effect (the “Term”). Each PSA will have its own initial term as stated therein and shall automatically renew for successive terms of two (2) years each unless either Party gives written notice to the other Party of its intention to terminate the Product Agreement at least six (6) months prior to the end of the then current PSA term.

15.2	Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 15.2.

15.2.1

Material Breach. A Party may terminate any PSA for a material breach by the other Party; provided, however, that the non-breaching Party shall give the breaching Party written notice of such breach and if the breaching Party [***] after receipt of such written notice, then the non-breaching Party may terminate this Agreement on [***] written notice after expiration of such [***] period. This MSA shall terminate if all effective PSAs are terminated.

15.2.2

Insolvency. This MSA may be terminated by either Party upon written notice at any time during the MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors. The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.

15.2.3

Termination for Market Withdrawal. If during the period starting from the date of completion of Manufacture of the last Process Validation Batch until the end of the Term, Client decides or is required to withdraw from all markets in the world for any scientific, medical or efficacy reasons, Client may terminate the applicable PSA for the Product upon one and a half (1.5) year prior written notice to SBL, subject to Section 15.3 below.

15.2.4	Force Majeure. Either Party may terminate a PSA if a Party is unable to perform its obligations pursuant to a PSA in the event of a Force Majeure Event in accordance with Section 17.3.

15.3	Effect of Expiration or Termination.

15.3.1

Payment of Amounts Due. Expiration or termination of the MSA or PSA for any reason shall not exempt any Party from paying to any other Party any amounts owing to such Party at the time of such expiration or termination.

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15.3.2

Decommissioning. Upon expiration or termination of a PSA for any reason, SBL shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product) for Client unless otherwise provided in the following Sections 15.3.2(a) to 15.3.2(d), and both Parties shall pursue decommissioning activities as set forth hereunder.

(a)	Fully Manufactured Product.

(i)

If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s election, SBL shall, at Client’s election, (i) deliver already fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA or (ii) destroy such Product. If Client elected (i) above, Client shall pay the Service Fees and any related costs or fees for the Service relating to such Product in accordance with the terms and conditions of the MSA and applicable PSA, and if Client elected (ii) above, SBL shall bear the costs and expenses for such destruction.

(ii)

If SBL terminates a PSA pursuant to Section 15.2.1 15.2.2 or, Client terminates a PSA pursuant to Section 15.2.3, upon payment of any amounts owed to SBL under the applicable PSA, SBL shall deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA (including the current Firm Period period or Binding Year in the PSA). Client shall pay the Service Fee and any related costs or fees for the Service relating to such Product in accordance with the terms and conditions of the MSA and applicable PSA.

(iii)

If either Party terminates a PSA pursuant to Section 15.2.4, both Parties shall negotiate in good faith manner for the handling of the fully Manufactured Product and the allocation of costs and expenses between the Parties.

(iv)	If a PSA is naturally expired or terminated pursuant to Section 15.1, the provisions of (ii) above shall apply.

(b)	Client Materials being used for the Service (Product in Process).

(i)

If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s election, SBL shall (i) continue to use the Client Materials being used for the Manufacturing hereunder (the Product in process) and deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (ii) deliver to Client or destroy such Product in process. If Client elected (i) above, Client shall pay the Service Fee and any related costs or fees for the Service relating to the fully Manufactured Product in accordance with the terms and conditions of the MSA and applicable PSA, and if Client elected (ii) above, SBL shall bear the costs and expenses for such activities.

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(ii)

If SBL terminates a PSA pursuant to Section 15.2.1, 15.2.2, or Client terminates a PSA pursuant to Section 15.2.3, upon payment of any amounts owed to SBL under the applicable PSA, SBL shall continue to use the Client Materials being used for the Manufacturing hereunder (the Product in process) and deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA. Client shall pay the Service Fee and any related costs or fees for the Service relating to the fully Manufactured Product in accordance with the terms and conditions of the MSA.

(iii)

If either Party terminates a PSA pursuant to Section 15.2.4, both Parties shall negotiate in good faith manner for the handling of the Client Materials being used for the Manufacturing hereunder (Product in process) and the allocation of costs and expenses between the Parties.

(iv)	If a PSA is naturally expired or terminated pursuant to Section 15.1, the provisions of (ii) above shall apply.

(c)

Client Materials, Cell Line, and Reference Standards.Upon expiration or termination of a PSA, upon Client’s election, SBL shall deliver to Client and/or destroy all remaining Client Materials (subject to Sections 15.3.2(a) and 15.3.2(b)), all remaining Cell Line vials, Reference Standards and other materials required for Manufacturing.

The costs and expenses for such activities shall be borne by the Parties as follows:

(i)	If Client terminates aPSA pursuant to Section 15.2.1 or 15.2.2, SBL shall deliver or dispose at no additional cost to Client and SBL shall bear such costs and expenses for such activities;

(ii)	If SBL terminates a PSA pursuant to Section 15.2.1, 15.2.2, or Client terminates the PSA pursuant to Section 15.2.3, Client shall bear such costs and expenses for such activities;

(iii)	If either Party terminates a PSA pursuant to Section 15.2.4, both Parties shall negotiate in good faith manner the allocation of all such costs and expenses for such activities; and

(iv)	If a PSA is naturally expired or terminated pursuant to Section 15.1, the provisions of (ii) above shall reply.

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(d)	Raw Materials.

(i)

If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2 and if Client so elects, SBL shall deliver the remaining Raw Materials to Client for Client’s payment of SBL’s cost to procure such Raw Materials, or dispose of them at Client’s election. SBL shall bear the costs and expenses for the delivery of the Raw Materials.

(ii)

If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, or Client terminates a PSA pursuant to Section 15.2.3, SBL shall deliver the remaining Specialized Raw Materials to Client. Client shall pay SBL’s cost to procure such Specialized Raw Materials and bear the costs and expenses for the delivery of such Specialized Raw Materials by SBL. In the case of Common Raw Materials, the Parties shall discuss in good faith whether to have SBL keep, send to Client, or dispose of the remaining Common Raw Materials.

(iii)

If either Party terminates a PSA pursuant to Section 15.2.4, both Parties shall negotiate in good faith manner for the handling of the Raw Materials and the allocation of costs and expenses between the Parties.

(iv)	If a PSA is naturally expired or terminated pursuant to Section 15.1, the provisions of (ii) above shall apply.

(e)	Outstanding Obligations Regarding Purchase of Product.

(i)	If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, Client shall [***].

(ii)	If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, or Client terminates a PSA pursuant to Section 15.2.3, [***].

(iii)	For all other cases of termination of a PSA, subsection (ii) shall apply, and the Parties will discuss in good faith the extent to which Client will be released from such obligations.

(f)

Survival. Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17.3.

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SECTION 16 ARBITRATION

16.1

Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then JSC level. Thereafter, either Party may initiate informal dispute resolution on the Executive level by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate Executives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said thirty (30) days, either Party may refer the matter by written notice to the Chief Executive Officer of the other Party, or his/her designee, and the Chief Executive Officer of such Party, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article 16.

16.2

Arbitration. If the Parties do not fully settle a dispute pursuant to Section 16.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, and within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have authority to award punitive any other type of damages not measured by a Party’s direct compensatory damages, and in all cases, any decision or determination by the arbitrators shall comply with Article 14, as applicable. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

16.3

Costs and Fees. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days after the service of the award on such Party.

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SECTION 17 MISCELLANEOUS

17.1	Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses or facsimile numbers:

If to Client:

CytoDyn Inc.

1111 Main Street

Suite 660

Vancouver, WA 98660

Attention:

Facsimile: (360) 980-8549

If to SBL:

Samsung BioLogics Co., Ltd.

300, Songdo bio-daero, Yeonsu-gu

Incheon 21987, South Korea

Attention: Head of Corporate Business Planning

Facsimile: +82-32-455-3242

With copy to: SBL Legal & Compliance Team

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 17.1.

Any notice shall be deemed to have been delivered on the date of delivery of delivered personally, or on the next day of sending if sent by facsimile, or on the fifth day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.

17.2

Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.

17.3

Effect of Force Majeure Event. Except as set forth in this Section 17.3, neither Party (the “Affected Party”) shall be liable to the other Party (the “Non-Affected Party”) for failure or delay to perform its obligation under the MSA or any applicable PSA when such failure or delay is due to riots, storms, fires, explosions, floods, earthquakes, war, embargoes, blockades, insurrections, an act of God or any other cause which is beyond the reasonable control of the Affected Party including those affected upstream suppliers (“Force Majeure Event”).

Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under the MSA. If a condition constituting Force Majeure Event as defined herein exists for more than [***], the Parties shall negotiate a mutually satisfactory solution to the problem, if practicable, including termination of this MSA upon [***] written notice from the failure of reaching a mutually satisfactory solution to the Force Majeure Event, or the use of a third party to fulfill the obligations hereunder of the party invoking Force Majeure Event, at the expense of the party invoking Force Majeure Event.

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17.4

Assignment. Neither Party shall assign, in whole or in part, the MSA without the prior written consent of the other Party, such approval not to be unreasonably withheld, except in the event of a sale of all, or substantially all of the assets of a Party to which this MSA relates, in which case no consent shall be required, in which case, the Party shall provide a written notice to the other Party within one (1) month of the sale. For clarity, in the event that any Party assigns the MSA as permitted under this Section 17.4, it shall be required to contemporaneously assign any and all PSAs which are then in effect together with this MSA.

17.5

No Grant of License. Nothing in the MSA shall affect, or grant any right to, patents, know-how or other intellectual property owned by either Party prior to the commencement of the MSA unless otherwise expressly provided in the MSA.

17.6

No Right to Use Names. Except as expressly provided herein, no right, expressed or implied, is granted by the MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of the MSA, without the prior written consent of the other Party.

17.7

Independent Contractors. The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

17.8

Integration. This MSA constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous oral and written communications between the Parties with respect to the subject matter of the MSA.

17.9

Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to the MSA shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of the MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of the MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

17.10

Severability. The Parties do not intend to violate any applicable law. However, if any sentence, paragraph, clause or combination of the MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of the MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of the MSA.

17.11

Construction. The Parties mutually acknowledge that they have participated in the negotiation and preparation of the MSA. Ambiguities, if any, in the MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the MSA or authorized the ambiguous provision.

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17.12

Interpretation. The captions and headings to the MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of the MSA. Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); and (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.

17.13	Counterparts. This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the MSA as of the date first above written.

CYTODYN INC.

Signature:	/s/ Nader Pourhassan
Name:	Dr. Nader Pourhassan
Title:	President and CEO

Date:	30 March 2019

SAMSUNG BIOLOGICS CO., LTD.

Signature:	/s/ Dr. Tae Han Kim
Name:	Dr. Tae Han Kim
Title:	Representative Director and President

Date:	April 1, 2019